EXHIBIT 99.1

NEWS	Contact: Clay Williams
(713) 346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
SECOND QUARTER 2005 EARNINGS AND BACKLOG
HOUSTON, TX, August 5, 2005 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for its second quarter ended June 30, 2005 it earned net income of $61.2 million, or $0.35 per fully diluted share, on revenues of $1,215.7 million. The results include $15.3 million of pre-tax charges ($0.06 per share after tax) related to its recent merger with Varco International, Inc., and $21.7 million in pre-tax charges ($0.08 per share after tax) related to a specialized drilling facility fabrication project for a customer in Kazakhstan. Excluding transaction charges and the Kazakhstan rig charge, earnings were $0.49 per fully diluted share.
Backlog for capital equipment orders for the Company’s Rig Technology segment at June 30, 2005 rose 40% over the prior quarter to $1.2 billion, with new orders during the quarter nearly doubling over the prior period to $735.5 million. Revenues out of backlog for the second quarter totaled $396 million, a 30% increase over the first quarter. The increase in backlog was driven by high demand for land and offshore components and for land drilling rigs.
Second quarter transaction charges relate to the March 11, 2005 combination of National Oilwell and Varco. The Company expects to achieve operating profit improvements in the range of $60 million, on an annualized run rate basis, when the integration is completed by the end of the first quarter of 2006. Expected savings are higher than earlier estimates. Second quarter charges related to the Company’s Kazakhstan drilling rig fabrication project are the result of unexpected costs related to the rig-up of the drilling facility, and higher structural weights as compared to original engineering estimates. The two 3000HP rigs, together with support modules and skidding systems, are expected to be shipped during the third quarter.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, stated “We are enjoying tremendous demand for our oilfield products and services. The sharp increase in our backlog points to improving results from our Rig Technology group in the coming quarters, and our service, spare parts, and consumables businesses are all performing very well in a rapidly growing market. As a result of high oilfield activity, and better than expected opportunities to achieve merger savings, we expect further strengthening through the second half of the year. The Kazakhstan rig fabrication project is unique in both its size and complexity. While we are disappointed in the financial results from this project, we look forward to successfully delivering these state-of-the-art rigs in the next few weeks.”
Rig Technology
The Rig Technology segment includes most of the capital equipment manufactured and sold by the Company including drilling rigs, jackup packages, coiled tubing units, cranes, mooring systems, wireline units, nitrogen injection units and workover rigs. Second quarter revenues for this segment were $575.2 million, and operating profit was $51.9 million, or 9.0% of sales. Revenues and operating profit excluding the impact of the Kazakhstan project were $563.2 million and $73.6 million, respectively, and operating margins were 13.1%.
Petroleum Services & Supplies
The Petroleum Services & Supplies segment consists of those businesses within the Company providing critical services and consumables to the oil and gas industry and includes pump and liner expendable supplies; pipeline and tubular inspection and coating; fiberglass and coiled tubing pipe sales; solids control and rig instrumentation; and downhole tools rentals and sales. Revenues of $451.5 million were up 12% sequentially compared to pro forma first quarter results, and operating income rose 20% to $76.6 million over the same period, representing a 26% operating leverage (incremental operating profit divided by incremental revenue). Outstanding results from most of the group’s oilfield services and supplies businesses around the world overcame the seasonal breakup in Canada and lower volumes and project delays in the pipeline inspection business. Continued improvement through the second half is expected as a result of higher demand and improved pricing in most areas.
Distribution Services
The Distribution Services segment provides maintenance, repair and operating supplies to drilling and production operations around the world, employing advanced information technologies to provide complete procurement, inventory management and logistics services to our customers. Second quarter revenues of $258.0 million were up 9% from the first quarter. Operating profit was $9.6 million or 3.7% of sales for the group, representing a 9% sequential operating leverage. Strong demand in the United States and international markets, and close attention to costs, more than offset seasonal declines in Canada due to breakup.
The Company has scheduled a conference call today at 10:00 a.m. Central Time to discuss second quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2131 five to ten minutes prior to the scheduled start time.
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature, including those related to merger savings and the Kazakhstan rig project, are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$322.4	$142.7
Receivables, net	892.5	480.1
Inventories, net	1,070.2	657.5
Costs in excess of billings	349.0	226.5
Deferred income taxes	54.6	15.6
Prepaid and other current assets	51.7	15.0

Total current assets	2,740.4	1,537.4

Property, plant and equipment, net	931.9	255.1
Deferred income taxes	60.6	55.1
Goodwill	2,109.3	639.0
Intangibles, net	520.3	91.0
Other assets	20.6	21.1

	$6,383.1	$2,598.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$525.9	$407.7
Accrued liabilities	379.5	209.5
Current portion of long-term debt and short-term borrowings	154.3	150.0
Accrued income taxes	46.6	33.0

Total current liabilities	1,106.3	800.2

Long-term debt	835.4	350.0
Deferred income taxes	371.2	102.8
Other liabilities	73.4	31.5

Total liabilities	2,386.3	1,284.5

Commitments and contingencies

Minority interest	18.4	17.8

Stockholders’ equity:
Common stock — par value $.01; 173,106,566 and 85,995,266 shares issued and outstanding at June 30, 2005 and December 31, 2004	1.7	0.9
Additional paid-in capital	3,349.8	692.9
Unearned stock-based compensation	(26.2)	—
Accumulated other comprehensive income (loss)	(12.9)	33.4
Retained earnings	666.0	569.2

	3,978.4	1,296.4

	$6,383.1	$2,598.7

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue:
Rig technology	$575.2	$234.9	$999.6	$439.5
Petroleum services and supplies	451.5	120.3	660.6	236.0
Distribution services	258.0	218.4	493.9	436.5
Eliminations	(69.0)	(40.1)	(123.5)	(82.3)

Total revenue	1,215.7	533.5	2,030.6	1,029.7
Gross profit	255.2	117.6	417.0	221.2
Gross profit %	21.0%	22.0%	20.5%	21.5%
Selling, general, and administrative	137.8	79.3	222.8	157.1
Transaction costs	15.3	—	26.2	—

Operating profit	102.1	38.3	168.0	64.1

Interest and financial costs	(14.1)	(9.6)	(24.8)	(18.9)
Interest income	1.5	0.7	2.5	1.3
Other income (expense), net	1.1	1.0	0.4	(0.3)

Income before income taxes and minority interest	90.6	30.4	146.1	46.2
Provision for income taxes	28.3	8.8	47.8	13.4

Income before minority interest	62.3	21.6	98.3	32.8
Minority interest in income of consolidated subsidiaries	1.1	0.2	1.5	0.4

Net income	$61.2	$21.4	$96.8	$32.4

Net income per share:

Basic	$0.35	$0.25	$0.70	$0.38

Diluted	$0.35	$0.25	$0.69	$0.38

Weighted average shares outstanding:

Basic	172.3	85.8	138.8	85.6

Diluted	174.2	86.4	140.4	86.2

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — PRO FORMA SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004
Revenue:
Rig technology	$575.2	$382.2	$543.3	$1,118.5	$725.4
Petroleum services and supplies	451.5	342.0	402.0	853.5	661.5
Distribution services	258.0	218.4	235.9	493.9	436.5
Eliminations	(69.0)	(40.1)	(58.4)	(127.4)	(82.3)

Total Revenue	$1,215.7	$902.5	$1,122.8	$2,338.5	$1,741.1

Operating profit:
Rig technology	$51.9	$36.2	$61.3	$113.2	$54.3
Petroleum services and supplies	76.6	47.9	63.6	140.2	93.8
Distribution services	9.6	6.7	7.6	17.2	12.2
Unallocated expenses and eliminations	(20.7)	(12.7)	(22.0)	(42.7)	(24.2)

Total operating profit (before transaction costs)	$117.4	$78.1	$110.5	$227.9	$136.1

Operating profit %:
Rig technology	9.0%	9.5%	11.3%	10.1%	7.5%
Petroleum services and supplies	17.0%	14.0%	15.8%	16.4%	14.2%
Distribution services	3.7%	3.1%	3.2%	3.5%	2.8%
Other unallocated	—	—	—	—	—

Total operating profit % (before transaction costs)	9.7%	8.7%	9.8%	9.7%	7.8%

Note: The unaudited pro forma results represent the combined estimated financial results for National-Oilwell, Inc. and Varco International, Inc. as if the merger occurred at the beginning of each period presented. The results include the estimated effect of purchase accounting adjustments, but do not include any effect from costs savings that may result from the merger. The unaudited pro forma financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

NATIONAL OILWELL VARCO, INC.
PRO FORMA RECONCILIATION EXCLUDING TRANSACTION COSTS
(Unaudited)
(In millions, except per share data)

Three Months
Ended
June 30, 2005
Reconciliation of EBITDA before transaction costs (Note 1):
GAAP net income	$61.2
Provision for income taxes	28.3
Interest expense	14.1
Depreciation and amortization	35.2
Transaction costs	15.3

EBITDA before transaction costs (Note 1)	$154.1

Reconciliation of GAAP net income before transaction costs (Note 2):
GAAP net income	$61.2
Transaction costs, net of tax	9.7

Net income before transaction costs (Note 2)	$70.9

Weighted average dilutive shares outstanding	174.2

Dilutive earnings per share before transaction costs	$0.41

Note 1 EBITDA before transaction costs means earnings before interest, taxes, depreciation, amortization, and transaction costs, and is a non-GAAP measurement. Management uses EBITDA before transaction costs because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.
Note 2 The Company believes that reporting net income and dilutive EPS excluding transaction costs provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.
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